GOLDEN CENTURY TECHNOLOGIES CORPORATION

Suite 1200, 1000 N. West Street,

Wilmington, DE 19801

(302) 295-4937

GOLDEN CENTURY CHANGES ITS NAME

Wilmington, DE, October 7, 2009: Golden Century Technologies Corporation (“Golden Century” or the “Company”) (OTCBB:  GCYT) has announced that it has changed its name from Golden Century Technologies Corporation to Golden Century Resources Limited. Effective at the opening on October 7, 2009, the Company’s new trading symbol on the Over-the-Counter Bulletin Board will be GDLM. The new CUSIP number is 38082A 108.

With respect to the Company’s new stock certificate, after the name change, stockholders will not be required to exchange their current stock certificates bearing the name Golden Century Technologies Corporation for new stock certificates bearing the name Golden Century Resources Limited. However, stockholders will be able to elect to exchange their current stock certificates for new stock certificates bearing the name “Golden Century Resources Limited” if they desire. If stockholders would like further details on how to exchange their Golden Century stock certificates for new Golden Century Resources Limited stock certificates after the name change, then please contact the Company’s Transfer Agent, Island Stock Transfer at 727.289.0010 or by mail at 100 2nd Avenue S, Suite 705 S, St. Petersburg, FL 33701.

Information about Golden Century

Golden Century is a Delaware Corporation engaged in the production, distribution and sale of medical supplies in Mainland China, Hong Kong, Macau, Taiwan and Middle East. The Company’s principal business is to supply the Flushable Colostomy and Ostomy Pouch Liners to Colo-Majic Liners, Inc. for its existing North American market and to manufacture, market and distribute the Liners in the People’s Republic of China, Hong Kong, Macau, Taiwan and the Middle East.

Contact

David Cheng Lee

Golden Century Technologies Corporation

(302) 295-4801